UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

LIVEPERSON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LIVEPERSON® | SoundHound AI

MERGER PROPOSED

SoundHound AI To Acquire LivePerson

Your vote is important - please act today

Fellow Stockholder,

We are pleased to inform you that we are preparing for our upcoming special meeting, which will be held on August 20, 2026.

Your vote and participation are very important. This special meeting is being held for you to consider and vote on the proposed acquisition described in the enclosed proxy materials.

We kindly request that you cast your vote by proxy in advance of the meeting date to ensure that a quorum is present at the meeting. Your prompt response will help us meet stockholder approval requirements before the meeting, reducing the risk of postponement.

The proposed transaction will bring together SoundHound's industry-leading voice and agentic AI platform with LivePerson's renowned digital engagement solutions, creating a combined company with broader capabilities, greater scale, and enhanced resources to compete and serve customers in a rapidly evolving AI market. **SoundHound's strong balance sheet, engineering scale, and proven AI innovation are expected to reinforce the long-term financial stability enterprise customers require** from mission-critical technology partners while accelerating platform modernization and continued AI innovation. The combined platform is expected to offer enterprise customers a robust, end-to-end integrated solution for managing the full lifecycle of customer conversations across both voice and digital channels.

Additional information addressing common stockholder questions is available in the enclosed materials.

LivePerson's Board unanimously recommends a "for" vote in favor of the acquisition.

Please respond to the proxy solicitation by voting "for" the proposals described in the proxy materials by calling 1-800-690-6903 or using the online voting methods.

Thank you for your continued support of LivePerson, Inc.

Sincerely,

John Sabino, CEO
LivePerson

FOUR WAYS TO VOTE!

ONLINE

WWW.PROXYVOTE.COM

There are easy-to-follow directions to help you complete the electronic voting instruction form.

PHONE

WITHOUT A PROXY CARD

Call 1-800-322-2885
Monday to Friday,
9:00 a.m. to 10:00 p.m. ET
to speak with a proxy specialist.

WITH A PROXY CARD

Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

SMARTPHONE

Vote by scanning the Quick Response Code or "QR Code" on the Proxy Card/VIF enclosed.

MAIL

VOTE PROCESSING

Mark, sign and date your ballot and return it in the postage-paid envelope provided.

PROXY QUESTIONS?

Call 1-800-322-2885



VOTE TODAY! Your vote is important to support the acquisition.